EXHIBIT 11



               Computation of Pro Forma Net Loss Per Common Share
                      (In thousands, except per share data)



                                          Year Ended December 31,
                                  -----------------------------------------

                                       1996          1997         1998
                                  -----------------------------------------

Net loss ......................      $(6,141)      $(9,064)    $(11,907)
                                  =========================================

Basic and diluted
weighted-average
shares outstanding ............        7,494         9,405        9,556
                                  =========================================

Basic and diluted net loss per
share .........................      $ (0.82)      $ (0.96)    $  (1.25)
                                  =========================================